EXHIBIT 10.41


            THE EXISTENCE OF THIS LICENSE IS TO BE KEPT CONFIDENTIAL

                                LICENSE AGREEMENT

         Effective March 15, 1996, (the "Effective Date"), Research Corporation Technologies, Inc., a Delaware nonprofit corporation, with offices at 101 N. Wilmot Road, Suite 600, Tucson, AZ 85711-3335, ("RCT"), and Orphan Medical, Inc., a Minnesota corporation, with offices at 13911 Ridgedale Drive, Minnetonka, MN 55305 ("Orphan"), agree as follows (fully-capitalized terms are defined in ARTICLE VIII):

                                    ARTICLE I
                                     LICENSE

         SECTION 1.1. Grant of License. RCT hereby grants to Orphan a license under the LICENSED PATENTS to make and have made LICENSED PRODUCTS, to USE LICENSED PRODUCTS, to SELL LICENSED PRODUCTS, to offer to SELL LICENSED PRODUCTS, and to import LICENSED PRODUCTS for USE or SALE, free from suit by RCT for infringement of the PATENT CLAIMS in all countries of the world in which RCT has LICENSED PATENTS. In addition, Orphan shall be free to make, use, sell, and import LICENSED PRODUCTS in all countries of the world in which it so chooses. Except as provided in the following sentence, this license is exclusive to Orphan in that RCT agrees not to grant to a third party another concurrently effective license under the LICENSED PATENTS to make, USE, SELL, offer to SELL, or import LICENSED PRODUCTS during the term of this Agreement. The foregoing exclusivity is expressly subject to RCT's reserved right to grant a non-exclusive license under the LICENSED PATENTS to INSTITUTION and the INVENTORS for noncommercial educational and research purposes. No license or rights are granted or implied under any patent application or patent not a LICENSED PATENT.

         SECTION 1.2. Term of License Grant. The term of the license granted under ARTICLE I shall end on the TERMINATION DATE unless sooner terminated.

         SECTION 1.3. Extensions to AFFILIATES.

                  Subsection 1.3.1. GRANT OF RIGHT. RCT hereby grants to Orphan the right to extend to Orphan's AFFILIATES the license granted under SECTION 1.1 of this Agreement. Orphan shall notify RCT in writing before any extension to an AFFILIATE is made.

                  Subsection 1.3.2. ORPHAN RESPONSIBLE FOR PERFORMANCE. Orphan shall be responsible for the performance of its AFFILIATES to which it extends this license. For assessing, reporting and paying earned royalties under this Agreement, the manufacture, SALE, USE or importation of LICENSED PRODUCTS by Orphan's AFFILIATES shall be considered the manufacture, SALE, USE, or importation of such LICENSED PRODUCT by Orphan.

                  Subsection 1.3.3. REPORTS AND PAYMENTS. Each AFFILIATE may make the pertinent reports and royalty payments specified in ARTICLE II ("Financial Terms") directly to RCT on behalf of Orphan if Orphan provides RCT prior written notice. Otherwise, Orphan shall make such payments and reports separately showing the AFFILIATE's USE, SALE, and importation of LICENSED PRODUCTS.

         SECTION 1.4. Right and Power to Sublicense.

                  Subsection 1.4.1 GENERALLY. Orphan may grant to others nonassignable, royalty-bearing sublicenses under the LICENSED PATENTS commensurate in scope to the license granted under SECTION 1.1. Orphan's right and power to grant sublicenses shall only be in effect for so long as: (a) Orphan is not in uncured, material default under this Agreement (wherein "uncured, material default" means the failure to cure, within the time specified in Subsection 6.3.2, any material default under this Agreement after written notice of such default); and (b) the license granted hereunder is in effect and exclusive to Orphan.

                  Subsection 1.4.2. NOTIFICATION REQUIREMENTS. Orphan shall promptly provide RCT written notice of the issuance of all SUBLICENSES. Each SUBLICENSE shall be in writing and shall include provisions similar in all material respects to those of ARTICLE VI, and SECTIONS 2.4, 2.5, 7.5, 7.6, 7.12, 7.13, 7.14, 7.16, and 7.18 of this Agreement. On or before the date 30 days after the execution of any SUBLICENSE, Orphan shall provide RCT with a true copy of each SUBLICENSE (and an English translation, if appropriate).

                  Subsection 1.4.3. COMPLIANCE WITH LAW. Each SUBLICENSE must comply with all applicable laws and governmental regulations. In particular, Orphan shall neither grant (and shall have neither the right nor power to grant) a SUBLICENSE, nor refuse to grant a SUBLICENSE, under any circumstance or condition amounting to a misuse of any LICENSED PATENT.

         SECTION 1.5. No Further Rights. Except as expressly provided in this
ARTICLE I, no further or different license or right is granted or implied.

                                   ARTICLE II
                                 FINANCIAL TERMS

         SECTION 2.1. Fees. Orphan shall pay to RCT a non-refundable, non-creditable license issue fee of *** payable as follows: (a) *** upon execution and delivery of this Agreement; and (b) *** on or before the date thirty days after the date on which Orphan has filed with the FDA an NDA for a LICENSED PRODUCT. Orphan shall also pay to RCT*** of any issue fee paid to Orphan under any SUBLICENSE, which fee is likewise non-refundable and non-creditable.

         SECTION 2.2. Earned Royalties.

         Subsection 2.2.1 . ACCRUAL AND PAYMENT. Orphan shall pay to RCT an earned royalty on each LICENSED PRODUCT made, SOLD, or imported by or for Orphan, its AFFILIATES or SUBLICENSEES during the term of this Agreement, including any LICENSED PRODUCT made during the term of this Agreement but USED or SOLD or imported after the termination of this Agreement.

         Subsection 2.2.2. EARNED ROYALTY AMOUNT. The amount of earned royalties Orphan shall pay to LICENSOR for LICENSED PRODUCTS SOLD or imported by LICENSEE, its AFFILIATES or SUBLICENSEES shall be determined as follows:

                  (a) NET SALES VALUE NO GREATER THAN ***. If the cumulative, aggregate NET SALES VALUE (from inception of this Agreement) of LICENSED PRODUCT SOLD or imported under this Agreement (whether by or for LICENSEE, its AFFILIATES, or SUBLICENSEES) is less than or equal to *** the amount of the earned royalty shall be *** of the NET SALES VALUE of all such LICENSED PRODUCTS SOLD or imported up to the point at which such threshold is reached.

                  (b) NET SALES VALUE GREATER THAN *** BUT NO GREATER THAN ***. If the cumulative, aggregate NET SALES VALUE (from inception of this Agreement) of LICENSED PRODUCT SOLD or imported under this Agreement (whether by or for LICENSEE, its AFFILIATES, or SUBLICENSEES) is greater than *** but less than or equal to ***, the amount of the earned royalty shall be *** of the NET SALES VALUE of all such LICENSED PRODUCTS SOLD or imported after such lesser threshold is reached and up to the point at which such higher threshold is reached.

                  (c) NET SALES VALUE GREATER THAN *** BUT NO GREATER THAN ***. If the cumulative, aggregate NET SALES VALUE (from inception of this Agreement) of LICENSED PRODUCT SOLD or

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***      DENOTES CONFIDENTIAL INFORMATION THAT HAS BEEN OMITTED FROM THE EXHIBIT
         AND FILED SEPARATELY, ACCOMPANIED BY A CONFIDENTIAL TREATMENT REQUEST, WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

         imported under this Agreement (whether by or for LICENSEE, its AFFILIATES, or SUBLICENSEES) is greater than *** but less than or equal to *** the amount of the earned royalty shall be *** of the NET SALES VALUE of all such LICENSED PRODUCTS SOLD or imported after such lesser threshold is reached and up to the point at which such higher threshold is reached.

                  (d) NET SALES VALUE GREATER THAN ***. If the cumulative, aggregate NET SALES VALUE (from inception of this Agreement) of LICENSED PRODUCT SOLD or imported under this Agreement (whether by or for LICENSEE, its AFFILIATES, or SUBLICENSEES) is greater than ***, the amount of the earned royalty shall be *** of the NET SALES VALUE of all such LICENSED PRODUCTS SOLD or imported after such threshold is reached.

                  Subsection 2.2.3. ONE ROYALTY. Only one earned royalty will accrue and be paid on a given LICENSED PRODUCT, even if such LICENSED PRODUCT is SOLD or transferred between SPECIAL PARTIES for subsequent RESALE or importation, or if the manufacture of such LICENSED PRODUCT in one country is covered by the LICENSED PATENTS and the SALE or importation in another country is covered by the LICENSED PATENTS.

         SECTION 2.3. Taxes. Orphan shall bear all taxes and charges assessed or imposed by a governmental authority, including taxes imposed on the payment of earned royalties, (collectively, "Non-deductible Taxes"). Non-deductible Taxes do not include income tax imposed by the United States (or other country) or a political or governmental subdivision thereof, taxes or duties permitted as deductions in determining NET SALES VALUE, or maintenance fees or annuity payments for keeping any LICENSED PATENT in force. All payments hereunder shall be made undiminished by any Non-deductible Tax. Orphan shall cooperate with and assist RCT in obtaining any exemption from Non-deductible Taxes imposed by any government (or instrumentality) on royalty payments made by Orphan to RCT.

         SECTION 2.4. Periodic Reports and Payments.

                  Subsection 2.4.1. FREQUENCY OF REPORTS. On or before January 30, April 30, July 30, and October 30 of each calendar year, Orphan shall deliver to RCT a true and complete written report, showing the items specified in Subsection 2.4.3 below as they pertain to the calendar quarter just ended. Orphan's payment of the earned royalties based on Orphan's, its AFFILIATES', and all SUBLICENSEES' SALE or USE of LICENSED PRODUCTS in the calendar quarter covered by the written report shall accompany the report. If no earned royalties are due, Orphan shall so report. Orphan shall pay all amounts due to RCT under this Agreement in United States currency collectible at par. On or before the date 90 days after the end of the calendar quarter in which this Agreement is terminated, Orphan shall provide to RCT a written report that complies in all respects with this SECTION 2.4. Orphan shall require each AFFILIATE and SUBLICENSEE to make appropriate reports to Orphan to enable Orphan to comply with this SECTION 2.4.

                  Subsection 2.4.2. CERTIFICATION. A responsible financial officer of Orphan (or that officer's responsible designee), Orphan's independent accounting firm, or the head of Orphan's internal audit committee shall certify in writing that each such report is correct and complete.

                  Subsection 2.4.3. CONTENT OF QUARTERLY REPORTS. Each report shall provide the following information as it pertains to the preceding calendar quarter just ended:

                           (a) the quantities of LICENSED PRODUCTS billed for
                  any SALE or USE thereof by Orphan, its AFFILIATES, and SUBLICENSEES during the previous calendar quarter in each country in which such billing occurred (separately stated for each entity and each country);

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***      DENOTES CONFIDENTIAL INFORMATION THAT HAS BEEN OMITTED FROM THE EXHIBIT
         AND FILED SEPARATELY, ACCOMPANIED BY A CONFIDENTIAL TREATMENT REQUEST, WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

                           (b) the United States dollar value of the billings on
                  such quantities in (a) above;

                           (c) the computation of the NET SALES VALUE based on
                  the dollar value determined in (b) above including a detailed accounting of any allowed deductions from the invoice amounts to arrive at the NET SALES VALUE; and

                           (d) the computation of earned royalties based on the
                  NET SALES VALUE computed under Paragraph (c) above.

Failure to satisfy the terms and obligations of this SECTION 2.4 shall be a material default under this Agreement.

         SECTION 2.5. Books and Records. Orphan shall keep complete and accurate books and reasonable supporting documentation to determine the accurateness of the items reported under SECTION 2.4 and Orphan's compliance in other respects with this Agreement. Orphan shall keep such books and documentation at its principal place of business for three years following the end of the calendar year to which they pertain (and access shall not be denied thereafter if reasonably available). RCT may retain an independent certified public accountant to inspect and copy such books and documentation to verify Orphan's earned royalty statements or Orphan's compliance in other respects with this Agreement. If any such inspection discloses an underpayment of earned royalties of 5% or more of the amount of royalties actually due for any quarterly period, then Orphan shall promptly pay the reasonable cost of such inspection after Orphan's receipt of the bill/invoice for such inspection. Orphan shall require its AFFILIATES and SUBLICENSEES to keep such books and documentation to enable Orphan to comply with this SECTION 2.5. Failure to satisfy the terms and obligations of this SECTION 2.5 shall be a material default under this Agreement.

         SECTION 2.6. Sales Outside The U.S. If Orphan, an AFFILIATE or a SUBLICENSEE SELL any LICENSED PRODUCTS for currency other than United States currency, Orphan shall determine the earned royalty payable for such LICENSED PRODUCT in such currency and then convert the earned royalty into its equivalent in United States currency at the New York foreign exchange selling rate for such currency for the last business day of the calendar quarter for which payment is made, as published by the Wall Street Journal. If such rate is not so published, the conversion shall be at the selling rate for such currency for the last business day of the calendar quarter for which payment is made, as published by a leading New York, New York bank chosen by Orphan and reasonably acceptable to RCT. If Orphan is late in making any payment, the applicable exchange rate obtained from the sources described above shall be the greater of the rate on the date payment was actually made or the rate on the date on which payment was due.

         SECTION 2.7. Late Payment. If Orphan fails to make any payment required under this Agreement on or before the date ten days after Orphan's receipt of RCT's written notice of such failure, Orphan shall pay interest on the unpaid portion of such amount at an annual rate equal to the prime rate, as quoted by First Interstate Bank, N.A., plus 5%, which shall accrue from the date the payment not timely made became due until the date such payment is paid in full. The interest shall be compounded on the last day of each calendar quarter. If such rate exceeds the rate allowed by applicable law, then the highest rate allowed by law shall apply. Any payments received shall be applied first to the satisfaction of any unpaid, accrued interest and then to the satisfaction of any unpaid principal.

                                   ARTICLE III
                        OBLIGATIONS OF Orphan; DILIGENCE

         SECTION 3.1. Obligation to Diligently Develop. Orphan shall exercise its reasonable commercial efforts, consistent with its usual and customary business practices, to commercially develop, promote and SELL LICENSED PRODUCTS in the United States.

         SECTION 3.2. Obtain Governmental Approvals and Registrations. Orphan shall, either on its own part or through an AFFILIATE or a SUBLICENSEE, diligently pursue the obtaining of governmental approvals and registrations for LICENSED PRODUCTS in the United States. To that end:

                  Subsection 3.2.1. CONDUCT IND PROGRAM. Promptly after the Effective Date, Orphan shall diligently establish, maintain and fund a program (the "IND Program"), or continue to conduct an existing program, reasonably designed and funded to obtain information to enable Orphan to prepare and file with the FDA, on or before *** an IND for a LICENSED PRODUCT. If Orphan fails to timely file such IND, such failure shall be a material breach under this Agreement.

                  Subsection 3.2.2. CONDUCT NDA PROGRAM. Promptly after filing the IND, Orphan shall diligently establish, maintain and fund a program (the "NDA Program"), or continue to conduct an existing program, reasonably designed and funded to obtain information to enable Orphan to prepare and file with the FDA, on or before ***, an NDA for a LICENSED PRODUCT. If Orphan fails to timely file such IND, such failure shall be a material breach under this Agreement.

                  Subsection 3.2.3. PROSECUTE NDA. After a NDA for a LICENSED PRODUCT is filed, Orphan shall exercise its reasonable efforts to prosecute such NDA and file all necessary reports and respond to all reasonable requests from the FDA for information, data, samples, tests and the like. Orphan shall exhaust all administrative remedies reasonably available (it being understood that litigation or other adversarial proceedings are not reasonably available remedies) in instances of adverse action by the FDA.

         SECTION 3.3. The Marketing Program. As approval of an NDA for a LICENSED PRODUCT is obtained in the United States, Orphan shall proceed diligently as follows (collectively, the "Marketing Program"):

                  (a) to market and SELL LICENSED PRODUCTS in the United States on or before the date six months after approval is obtained;

                  (b) to advertise and promote the SALE of LICENSED PRODUCTS in the United States in a manner reasonably designed to develop a public demand for LICENSED PRODUCTS in the United States, and then to satisfy such demand;

                  (c) upon reasonable written request of RCT, furnish RCT with representative copies of advertising, sales and promotional material relating to such LICENSED PRODUCTS.

         SECTION 3.4. Periodic Reports. To keep RCT apprised of its diligence in commercially developing, promoting and SELLING LICENSED PRODUCTS, Orphan shall submit semiannual progress reports on its activities. Orphan shall submit the first such report along with its first royalty report due under SECTION 2.4 ("Periodic Reports and Payments"), and shall submit subsequent reports along with subsequent, alternating royalty reports thereafter until LICENSED PRODUCTS are being SOLD on a regular commercial basis in the United States.

         SECTION 3.5. Default. Orphan's failure to timely perform any requirement of this ARTICLE shall be a material breach of this Agreement. If this Agreement is terminated, Orphan shall promptly prepare and deliver to RCT a summary report regarding the status of its development and marketing efforts.

                                   ARTICLE IV
                                LICENSED PATENTS

         SECTION 4.1. Prosecution. At its sole cost and expense, RCT shall maintain the issued patents of the LICENSED PATENTS. At its sole cost and expense, RCT shall exercise its reasonable efforts to prosecute the patent applications of the LICENSED PATENTS. RCT does not represent or warrant to Orphan that any patent will


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***      DENOTES CONFIDENTIAL INFORMATION THAT HAS BEEN OMITTED FROM THE EXHIBIT
         AND FILED SEPARATELY, ACCOMPANIED BY A CONFIDENTIAL TREATMENT REQUEST, WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

issue or be granted based on such patent applications. At its sole cost and expense, RCT shall maintain any patents that may issue based on such patent applications.

         SECTION 4.2. Communication of Patent Prosecution Status. Upon reasonable request of Orphan occurring not more frequently than monthly, RCT shall keep Orphan apprised of the status of the patent prosecution of the LICENSED PATENTS. From time to time, RCT may consult with Orphan on the prosecution of any LICENSED PATENT and afford Orphan the opportunity to review and comment on any responses or submissions to the USPTO, although it is understood that RCT shall have final and sole authority to make any and all decisions regarding the prosecution of any LICENSED PATENT.

         SECTION 4.3. Abandonment. RCT may, in its sole discretion, abandon a LICENSED PATENT. If RCT intends and elects to abandon a LICENSED PATENT, RCT shall so advise Orphan in writing and give Orphan an opportunity to continue such prosecution or maintenance at its own expense. RCT shall not have any liability nor be subject to any claim for damages if it inadvertently or unintentionally abandons any LICENSED PATENT.

         SECTION 4.4. Patent Extensions. Orphan shall cooperate with RCT in seeking any available extension of the term of any LICENSED PATENT. Orphan shall advise RCT in a timely manner of approval by the FDA (or other pertinent foreign regulatory authorities) to use or market any LICENSED PRODUCTS and any other governmental approval that is pertinent to any such extension. Orphan shall supply RCT with any information in its possession or control pertaining to, or desirable for, the extension of any LICENSED PATENT. Orphan shall supply RCT in a timely manner with any supporting affidavits or documents required in connection with the extension of any LICENSED PATENT. Orphan shall require its AFFILIATES and SUBLICENSEES to comply with this SECTION 5.2. None of Orphan, its AFFILIATES, and SUBLICENSEES shall take any action the consequence of which is to preclude RCT from obtaining any extension of the term of any LICENSED PATENT.

                                    ARTICLE V
                                  INFRINGEMENT

         SECTION 5.1. Statement of Interests.

                  Subsection 5.1.1. RCT'S RIGHT. The parties recognize and agree that the right to sue for infringement of the LICENSED PATENTS rests solely in RCT, and that such right does not extend to any other party or PERSON, except to the extent expressly granted in this ARTICLE V. The parties further recognize and agree that RCT, as assignee of a LICENSED PATENT, has no duty to pursue infringers.

                  Subsection 5. 1.2. BOTH PARTIES' INTERESTS. RCT recognizes that Orphan will make significant investment in commercializing LICENSED PRODUCTS, that Orphan has an interest in protecting its market share of the USE and SALE of LICENSED PRODUCTS in the United States, and that Orphan is licensing the LICENSED PATENTS, in part, to protect such market share. Orphan recognizes that RCT, as an assignee of the LICENSED PATENTS, has an interest in preventing infringement of the LICENSED PATENTS, collecting royalties on the manufacture, SALE, USE, or importation of products covered by the LICENSED PATENTS, and has the concern of not exposing the LICENSED PATENTS to a third party's charge of invalidity, where the nature or extent of infringement does not justify such risk. The parties agree to take into account each party's interest in formulating the response to infringement or threatened infringement of the LICENSED PATENTS.

                  Subsection 5.1.3. COOPERATION AND COMMUNICATION. During the preparation and pendency of any proceeding taken or instituted by a party under this ARTICLE, the instituting party shall cooperate with the other party by: (a) keeping the other party reasonably informed as to the status of such proceeding including providing copies of all documents filed in, and written communications relating to, such proceeding to the extent the interest of RCT and Orphan are not adverse; (b) consulting with the other party regarding the strategy for, and status of, such proceeding, including providing the other party with an opportunity to make suggestions and comments regarding such proceeding. Any of the foregoing obligations shall be subject to each party's desire or need to preserve any attorney-client privilege, or work-product privilege, which shall take precedence.

         SECTION 5.2. Notification and Meeting. If either party learns that a third party (the "Infringer") is:

                  (a) filing with the United States Food and Drug Administration ("FDA"), or foreign counterpart, an Abbreviated New Drug Application (or foreign equivalent) on a product that infringes a PATENT CLAIM, which application contain the certification described in 21 U.S.C 355
         (j)(2)(A)(vii)(IV);

                  (b) filing with the FDA an NDA seeking approval to market and SELL a product that infringes a PATENT CLAIM;

                  (c) SELLING, offering to SELL, or importing into the United States infringing products in competition with Orphan's, its AFFILIATE'S, or a SUBLICENSEE'S SALE of LICENSED PRODUCTS in the United States;

                  (d) inducing or contributing to any of the foregoing infringing activities;

then, that party shall notify the other party, in writing, of such infringing activity. As soon as possible thereafter, the parties shall convene a meeting at which they shall discuss all available evidence of such infringement and the manner of addressing such infringement, including possibly preventing and/or stopping infringing activities (for example, by way of seeking a preliminary injunction) and preserving the parties' rights to past and future damages (for example, by way of sending a cease and desist letter). The parties may agree to pursue the Infringer jointly, sharing attorneys and costs, or may decide to designate either party as controlling party of any lawsuit. If the parties are unable to expressly agree otherwise as to the manner of addressing such infringement, the provisions of SECTIONS 5.3 through 5.6, inclusive, shall govern the parties' respective rights and any legal proceedings taken in connection with such infringement.

         SECTION 5.3. Infringement Compelling Action by the Assignee.

                  Subsection 5.3.1. EVIDENCE OF INFRINGEMENT. If, at the meeting described in SECTION 5.2, either party presents PRIMA FACIE evidence of the Infringer conducting any of the infringing activities described above, and, in the case of activities described in SECTION 5.2(c), evidence indicating that such infringement involves significant quantities of infringing products, then RCT shall have the right in the first instance to: (a) cause such infringement to terminate; or (b) initiate legal proceedings (which for purposes of this ARTICLE V include lawsuits, settlement discussions or negotiations, mediation, and arbitration) against the Infringer. Evidence of such infringement may be in the form of a written opinion from a party's outside legal counsel that such activities of the Infringer constitute a PRIMA FACIE case of infringement of the LICENSED PATENTS, which opinion is reasonably acceptable to RCT. If the infringement involves significant quantities of infringing products, the evidence shall be reasonably probative in demonstrating to the reasonable satisfaction of RCT that the Infringer's level of SALES of infringing products in the United States compete with Orphan's SALES of LICENSED PRODUCTS in such country and constitute significant quantities of infringing products. Reasonably probative evidence might include a showing of a comparable detrimental effect on Orphan's SALES of LICENSED PRODUCTS, which detriment is reasonably attributable to the third party's sales or trustworthy evidence of the amount of sales to customers of prospective customers of Orphan concerning the amount of their purchases from such third party.

                  Subsection 5.3.2. SIGNIFICANT QUANTITIES. "Significant quantities" means sales of products by the Infringer in the country in which such infringement is occurring within the immediately preceding twelve months before the date of the written notice for a meeting under SECTION 5.2 above, which sales have a NET SALES VALUE greater than 20% of the total, cumulative NET SALES VALUE of LICENSED PRODUCTS SOLD by Orphan, its AFFILIATES or SUBLICENSEES in the immediately preceding 12 month period in the United States, but in no event less than $200,000.00.

         SECTION 5.4. Orphan's Rights. If the conditions in Subsection 5.3.1 have been met but RCT does not undertake to perform the actions contemplated by Subsection 5.3.1 on or before the date ninety days after the date of the SECTION
5.2 meeting, then Orphan shall have the right, at Orphan's sole expense, to take any of the actions contemplated in Subsection 5.3.1 in its own name, and the right to notify the Infringer that such activities are or may constitute infringement of a PATENT CLAIM and that any such infringement should be discontinued. Nothing in this ARTICLE V shall preclude RCT from exercising, at any time, any right it may have as assignee. Any action taken by the other party under this SECTION shall be further governed by SECTION 5.6 below. If the infringement is the type described in Paragraph (a) of SECTION 5.2, the ninety day period described above shall be reduced to ten days. For purposes of seeking immediate injunctive relief, such as a temporary restraining order, to stop such infringement, the ninety day period shall be reduced to five business days.

         SECTION 5.5. Control of Suit Initiated by RCT.

                  Subsection 5.5.1. GENERALLY. If RCT institutes suit or other legal proceedings to protect or enforce the LICENSED PATENTS, RCT shall have sole control of such suit or other proceedings and shall pay all expenses of such suit or proceeding, including without limitation, attorneys' fees and court costs.

                  Subsection 5.5.2. ORPHAN'S RIGHT TO PARTICIPATE. Orphan shall have the right to participate in such suit or proceeding at its own expense to the extent it wishes to seek damages based on the infringement. Nonetheless, RCT shall have sole control over any issues of validity or scope of any PATENT CLAIM. If the other party hereunder participates in such suit, both parties shall cooperate with each other as provided in Subsection 5.1.3 above but each to bear its own expense.

                  Subsection 5.5.3. SHARING OF AWARDS. RCT shall be entitled to keep all damages that it asserted and was awarded in such suit or proceeding. If the other party hereunder participates in such suit or proceeding, the other party shall have the right to keep any damages that it asserted and was awarded. Punitive damages awarded shall be retained by the party to whom such damages are awarded or, if the parties are jointly awarded punitive damages, such damages shall be shared in the proportion that each party's normal damages bear to the total damages awarded.

         SECTION 5.6. Control of Suit Initiated by Orphan.

                  Subsection 5.6.1. RESPONSIBILITY AND LEGAL COUNSEL. If Orphan takes any action under this ARTICLE V that results in legal proceedings relating to the LICENSED PATENTS, Orphan shall assume the responsibility for such legal proceedings at its sole expense. Orphan acknowledges that RCT, as assignee of the LICENSED PATENTS, may be a necessary party to any suit or legal proceeding brought by Orphan concerning the infringement of the LICENSED PATENTS. In light of this fact, Orphan has the right to join RCT as a necessary party in any suit or proceeding as a necessary party in any suit or proceeding RCT brings under
SECTION 5.1. In that event, and if RCT so requests, Orphan's legal counsel shall represent RCT, at Orphan's expense, in any such legal proceedings. If Orphan's legal counsel is unable to represent RCT because of a conflict of interest or other bona fide reason, RCT may engage other competent legal counsel, reasonably acceptable to Orphan and at Orphan's expense, to represent RCT in any such suit or legal proceeding. If RCT does not wish to be represented by Orphan's legal counsel for reasons other than a conflict of interest or other bona fide reason, RCT may engage competent legal counsel of its own choosing to represent RCT at RCT"s own expense.

                  Subsection 5.6.2. DISCONTINUANCE OR Settlement. Orphan shall not discontinue or settle any such proceedings brought by it without obtaining the concurrence of RCT and giving RCT a timely opportunity to continue such proceedings in its own name, under its sole control, and at its sole expense if such discontinuation or settlement is not acceptable to RCT. Such concurrence shall not be withheld unless the discontinuation or settlement will result in the invalidity, unenforceability or reduction in scope of any PATENT CLAIM or compromise RCT's right to receive reasonable compensation for such infringement or any future infringement.

                  Subsection 5.6.3. SHARING OF AWARDS. After deducting from any award or recovery in such suit or legal proceeding all out-of-pocket expenses incurred by Orphan in such suit or legal proceedings, the other party shall then pay to RCT out of any recovery and damages awarded, including without limitation punitive damages, the reasonable royalties that were awarded in such suit or proceeding. The other party shall then be entitled to retain for its own account the balance of such recovery awarded as damages. Punitive damages awarded and remaining, if any, shall be retained by the party to whom such damages are awarded or, if the parties are jointly awarded punitive damages, such damages shall shared in the proportion that each party's normal damages bear to each other.

                  Subsection 5.6.4. INDEMNITY. Orphan shall indemnify, defend and hold RCT harmless from any and all claims, damages or other obligations arising out of or resulting from any such claim or legal proceedings instituted by Orphan. The foregoing indemnity shall not apply to the extent RCT incurs claims, damages, or obligations because RCT elected to continue the proceedings in its own name as contemplated under Subsection 5.6.2 above. The foregoing indemnity shall not apply to the extent such claims, damages, or obligations are based on the actions of RCT.

                                   ARTICLE VI
                                   TERMINATION

         SECTION 6.1. Automatic Termination. The term of this Agreement shall expire on the TERMINATION DATE unless sooner terminated.

         SECTION 6.2. At Orphan's Election. Except as provided below, Orphan may terminate this Agreement at any time by giving RCT three months' written notice of Orphan's election to terminate.

         SECTION 6.3. Orphan's Breach of Agreement.

                  Subsection 6.3.1. BREACH. Upon any breach of this Agreement by Orphan, RCT, in addition to any other remedy available at law or equity, may elect to terminate this Agreement by giving Orphan written notice of RCT's election to terminate this Agreement. This Agreement shall terminate upon the expiration of the period provided in Subsection 6.3.2 below unless Orphan has cured such breach on or before the expiration of such period.

                  Subsection 6.3.2. NOTICE AND CURE PERIOD. If the breach is a monetary breach (e.g., failure to timely pay amounts to RCT required to be paid under this Agreement), the notice and cure period shall be thirty days. If the breach is a nonmonetary breach (i.e., not involving the payment to Orphan of any amounts required to be paid under this Agreement), the notice and cure period shall be sixty days. If the nonmonetary breach is of a type that requires more than sixty but less than ninety days to cure, the notice and cure period shall be extended to ninety days so long as Orphan has, throughout the ninety day period, diligently undertaken substantive and progressive efforts to cure such breach on or before the date the ninety days expire.

                  Subsection 6.3.3. IMMEDIATE DEFAULT. The following shall be breaches of this Agreement that Orphan may not cure: any voluntary or involuntary dissolution, bankruptcy, insolvency of Orphan or assignment of Orphan's assets for the benefit of creditors (collectively, a "Financial Default"). Financial Defaults shall constitute immediate breaches of this Agreement and, upon the occurrence of a Financial Default, this Agreement shall immediately terminate. On or before the date 30 days before the occurrence of a Financial Default or the filing of a bankruptcy petition concerning Orphan, Orphan shall notify RCT in writing of Orphan's intention to file the petition or of another's intention to file an involuntary petition in bankruptcy or the impending Financial Default. Failure to provide such written notice shall be deemed to be an immediate, pre-petition, incurable breach of this Agreement.

                  Subsection 6.3.4. DISPUTE OVER BASIS FOR TERMINATION. If Orphan has a reasonable basis for disputing RCT's basis for terminating this Agreement under this SECTION 6.3, RCT and Orphan shall submit such dispute to the alternative dispute resolution procedures available provided under SECTION
7.4. This Agreement shall not be terminated until the dispute is resolved under such proceedings and so long as Orphan has not otherwise defaulted under this Agreement.

         SECTION 6.4. Effect of Termination of this Agreement on SUBLICENSES. Termination of this Agreement shall effect the immediate and simultaneous termination of any SUBLICENSE and of any right extended to Orphan's AFFILIATES under SECTION 1.3.

         SECTION 6.5. Surviving Obligations and Provisions. Orphan's obligations to pay, and report to RCT on, the SALE or USE of any LICENSED PRODUCT made or imported before termination of this Agreement or expiration of the pertinent LICENSED PATENTS (even if such LICENSED PRODUCT is USED or SOLD after the termination of this Agreement or expiration of the pertinent LICENSED PATENT), shall survive such termination or expiration. In addition to any provision of this Agreement that expressly survives the termination of this Agreement or expiration of the LICENSED PATENTS, the provisions of SECTIONS 2.4 ("Periodic Reports and Payments"), 2.5 ("Books and Records") and 6.5 and ARTICLE VII shall survive the termination of this Agreement. After expiration or termination of this Agreement, Orphan shall have the right, subject to its obligation to pay earned royalties as provided in this Agreement, to SELL its remaining inventory of LICENSED PRODUCTS free from suit by RCT for infringement of the LICENSED PATENTS. Orphan shall have such right for the period expiring three months after the effective date of such termination. The foregoing shall not apply to any termination of this Agreement by RCT for Orphan's material default under this Agreement.

         SECTION 6.6. Reverter. Upon termination of this Agreement, all licenses and right granted under this Agreement shall revert to RCT for the benefit of RCT.

                                   ARTICLE VII
                                     GENERAL

         SECTION 7.1. Integration. This Agreement, and any EXHIBITS, attached to this Agreement, constitute the entire agreement between the parties as to the subject matter of such documents. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises, and understandings are superseded and merged into, extinguished by, and completely expressed by such documents. No party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises, or understandings not specifically set forth in such documents.

         SECTION 7.2. Addresses and Notices. All notices, requests, reports, and other communications provided in this Agreement shall be in writing and shall be deemed to have been made or given: (a) when delivered, if delivered by hand or sent by facsimile or the like; (b) on the day following deposit with an overnight courier; or (c) on the date five days following deposit with the United States Mail, certified or registered:

If to RCT:                                   If to Orphan:
----------                                   -------------
President                                    President
Research Corporation Technologies, Inc.      Orphan Medical, Inc.
101 N.  Wilmot Rd., Suite 600                13911 Ridgedale Drive, Suite 475
Tucson, Arizona, 85711-3335                  Minnetonka, MN 55305
Fax: 520-748-0025                            Fax: 612-541-9209

Such addresses may be altered by notice so given. Payments by Orphan to RCT under this Agreement shall be delivered to RCT at the foregoing address.

         SECTION 7.3. Applicable Law. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of Delaware, U.S.A., without regard to the law of Delaware concerning the conflicts of laws, except as to any issue which by the law of Delaware depends upon the validity, scope or enforceability of any PATENT CLAIM, which issue shall be determined in accordance with the applicable patent laws of the country of such LICENSED PATENT.

         SECTION 7.4. Mediation and Arbitration. Nothing in this SECTION 7.4 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                  Subsection 7.4.1. DISPUTE RESOLUTION. The parties shall make all reasonable efforts to resolve any dispute concerning this Agreement, its construction, or its actual or alleged breach, by face-to-face negotiations between senior executives. Should such negotiation fail to resolve the matter, the parties shall pursue mediation in accordance with the Center for Public Resources' Model Procedure for Mediation of Business Disputes. Should such mediation fail to resolve the matter, the matter shall be finally decided by arbitration by and in accordance with the Rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in the highest court of the forum, state or federal, having jurisdiction. Any arbitration will be conducted in the Tucson, Arizona metropolitan area.

                  Subsection 7.4.2. EXCEPTIONS. The provisions of this SECTION
7.4 relating to mediation and arbitration shall not apply to any issue of the patentability, enforceability or infringement of any PATENT CLAIM. If, in mediation or arbitration, any issue shall arise concerning validity, scope, enforceability, or infringement of any PATENT CLAIM, the PATENT CLAIM shall be deemed to be valid, enforceable and infringed. In any event, the mediators or arbitrators shall not delay the proceeding to obtain or permit either party to obtain judicial resolution of such issue, unless an order staying such arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, construction, enforceability, or effect of any LICENSED PATENT in any proceeding to enforce an arbitration award hereunder or in any proceeding otherwise arising out of such arbitration award.

         SECTION 7.5. Compliance With Law: Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to law. If this Agreement conflicts with any statute, law, ordinance, or treaty concerning the legal right of the parties to contract, the latter shall prevail. In such event, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         SECTION 7.6. Representations

                  Subsection 7.6.1 . AUTHORITY AND BINDING AGREEMENT; INTERFERING PATENT RIGHTS. Each party represents and warrants to the other that this Agreement constitutes a valid and binding agreement of the representing and warranting party, that execution, delivery and performance of this Agreement by the representing and warranting party are within such party's corporate power, and have been duly authorized by all necessary corporate action. RCT represents and warrants that it has the right to grant licenses under the LICENSED PATENTS. Orphan represents and warrants that, as of the Execution Date, it has not filed, and has no present plans to file, a patent application, and it is not independently possessed of an invention on which it could file a patent application, any of which patent applications do or may claim the same invention(s) claimed in any of the PATENT CLAIMS (as constituted on the Execution Date) or that otherwise may be a basis for the declaration of an interference between any such patent application and any LICENSED PATENT.

                  Subsection 7.6.2. LIMITATIONS. Nothing contained in this Agreement shall be construed as a representation or warranty by RCT: (a) that the LICENSED PATENTS or any PATENT CLAIM can be or will be used to prevent the importation, sale or use by a third party of a product in any country of the LICENSED PATENTS where such product is placed in commerce under circumstances which applicable laws or treaties preclude the use of the LICENSED PATENTS or any PATENT CLAIM to prevent such importation, sale, or use; (b) as to the scope or validity of any LICENSED PATENT or any PATENT CLAIM; or (c) that any performance or practice under any LICENSED PATENT or any PATENT CLAIM is not an infringement of any patent of others. However, RCT represents and warrants that, as of the Effective Date: (d) it has no actual knowledge of any infringement of the PATENT CLAIMS by a third party; (e) it has not received any written notice from a third party stating that the practice of the INVENTION(s) as claimed in the LICENSED PATENTS infringes the patents of such third party.

         SECTION 7.7. Independent Contractor. In its performance under this Agreement, each party shall be an independent contractor and neither party (nor its employee or agent) shall be an agent or partner of the other party.

         SECTION 7.8. Headings. The headings of the various ARTICLES, SECTIONS and Subsections of this Agreement are used solely for the convenience of the parties, do not form a part of this Agreement, do not affect the interpretation or meaning of this Agreement, and do not define, limit, extend, or describe its scope or intent.

         SECTION 7.9. No Third-Party Beneficiaries. Except for SECTIONS 7.13 and 7.18, which shall also be for the benefit of, and enforceable by, the INSTITUTION and the INVENTORS, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party.

         SECTION 7.10. Waiver. A party's express or implied consent or waiver of the other party's breach hereunder shall not be deemed to be, or construed as, a consent to, or waiver of, any other breach of the other party. A party's failure, no matter how long, to: (a) complain of any act, or failure to act, by the other party; (b) declare the other party in default; (c) insist upon the strict performance of any obligation or condition of this Agreement; or (d) exercise any right or remedy consequent upon a breach thereof; shall not constitute a waiver by such party of its rights, such breach, or any other obligation or condition. A party's consent in any one instance shall not limit or waive the necessity to obtain such party's consent in any future instance. No single or partial exercise of any right, power or privilege by a party hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party. In any event, no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the party granting such consent or waiver.

         SECTION 7.11. Computation of Time. In computing any period of time pursuant to this Agreement, the day or date of the act, notice, event, or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday, or federal holiday in which event the period runs until the end of the next day which is not a Saturday, Sunday, or federal holiday.

         SECTION 7.12. Disclaimer. It shall be the full and sole responsibility of Orphan, its AFFILIATES and its SUBLICENSEES to use appropriate care in the practice, manufacture or use of any product under any license granted under this Agreement. RCT shall have no right to control the manner in which any product licensed under this Agreement is made or practiced. RCT shall not be required to provide any know-how or operating instructions or other information with respect to any such product. RCT makes no representation or warranty whatsoever with respect to any such product.

         SECTION 7.13. Indemnity. Orphan AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS RCT, THE INVENTORS, THE INSTITUTION, AND ALL OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS OF RCT AND INSTITUTION (COLLECTIVELY, THE "INDEMNITEES") FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES AND LIABILITIES, INCLUDING LEGAL COSTS AND FEES, OF OR ASSERTED BY Orphan, ITS AFFILIATES, SUBLICENSEES, ANY SPECIAL PARTIES, AND/OR ANY THIRD PARTIES (WHETHER GOVERNMENTAL OR PRIVATE) ARISING FROM THE MANUFACTURE, USE, SALE, OR IMPORTATION OF ANY LICENSED PRODUCT BY OR FOR Orphan, ITS AFFILIATES, OR SUBLICENSEES, OR ARISING FROM THE USE OF ANY SUCH LICENSED PRODUCT BY ANY THIRD PARTY INCLUDING ANY CONSUMER OR ANY CUSTOMER OF Orphan, ITS AFFILIATES, OR SUBLICENSEES. IN NO EVENT SHALL RCT BE LIABLE UNDER THIS AGREEMENT FOR ANY DIRECT (OTHER THAN FOR AMOUNTS PAID UNDER THIS AGREEMENT), INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST REVENUE, LOST PROFITS, OR LOST SAVINGS), EVEN IF RCT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING INDEMNITY SHALL NOT BE AVAILABLE TO ANY INDEMNITEE TO THE EXTENT ANY CLAIM, DAMAGE, OR LIABILITY ARISES SOLELY FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE IN THE MANUFACTURE, USE, SALE, OR IMPORTATION OF SUCH LICENSED PRODUCT, ALTHOUGH ANY INDEMNITEE NOT GUILTY OF SUCH ACTS SHALL NOT BE SUBJECT TO THIS LIMITATION AND SHALL CONTINUE TO BENEFIT FROM SUCH INDEMNITY.

         SECTION 7.14. Insurance. On or before the date Orphan begins clinical trials of any LICENSED PRODUCT, Orphan shall obtain and, thereafter throughout the term of this Agreement, maintain in force products liability insurance and other insurance coverage typically carried by entities engaged in Orphan's business in amounts not less than Two Million U.S. Dollars (US$2,000,000). Such insurance policies shall name the Indemnitees as an additional named insured or, if RCT is not so named, shall contain a provision whereby the insurer waives any rights of subrogation against the Indemnitees. The insurance policies required to be carried by Orphan under this Agreement shall be with companies that have a Best's Financial Rating of A+ or better. Orphan shall furnish RCT with a certificate of such policy upon request and, whenever requested, shall satisfy RCT that such policy is in full force and effect. Orphan shall maintain such insurance policies for a period expiring on the date 10 years after the date of termination or expiration of this Agreement. The requirements of the SECTION
7.14 shall survive termination of this Agreement.

         SECTION 7.15. Construction. The parties agree that each party has reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

         SECTION 7.16. Patent Marking. Orphan shall mark all LICENSED PRODUCTS with a legible notice indicating that the LICENSED PRODUCTS are covered by claims in a pending patent application or an issued LICENSED PATENT, as the case may be.

         SECTION 7.17. Assignment. This Agreement, and the license, rights, and duties contained in this Agreement, shall not be assigned by Orphan without the prior written consent of RCT, which consent shall not be unreasonably withheld or delayed. RCT's consent shall not be required if this Agreement is assigned as part of a sale or transfer pursuant to other bona fide business arrangements of all or substantially all of Orphan's business. Orphan shall give RCT prior written notice of such assignment and obtain Orphan's assignee's agreement to abide by the terms of this Agreement and assume all of Orphan's obligations under this Agreement. Upon assignment, the term "Orphan" as used in this Agreement shall thereafter mean the assignee of Orphan.

         SECTION 7.18. Non-Use of Names. Orphan shall not use the name of any INVENTOR, the INSTITUTION, RCT, or any adaptation of any of them, in any advertising, promotional or sales literature, without prior written consent obtained from the INVENTOR, the INSTITUTION, or RCT, as applicable. Orphan shall require its AFFILIATES and SUBLICENSEES to comply with the foregoing. Likewise, RCT shall not disclose the existence of this Agreement in any news release or public announcement without the prior written approval of Orphan. RCT shall obtain Orphan's prior written consent to the form and content of any news release or public announcement concerning this Agreement. RCT and Orphan shall each fully cooperate with the other in fashioning and distributing any new release or public announcement concerning this Agreement.

                                  ARTICLE VIII
                                   DEFINITIONS

When fully capitalized in this Agreement, the following terms shall have the meanings set forth below:

         SECTION 8.1. "AFFILIATE" means any entity which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. "Control" shall constitute the right to cast, or the right to direct the casting of, at least fifty percent (50%) of the votes at a meeting of such owners, or at a meeting of the entity's directors or governing body, or the right to designate a majority of the entity's directors or members of the entity's governing body, or the power to direct or cause the direction of the management or policies of an entity.

         SECTION 8.2. "FDA" means the United States Food and Drug
Administration.

         SECTION 8.3. "INSTITUTION" means the City University of New York.

         SECTION 8.4. "INVENTION" means the certain invention entitled "Recombinant Alpha-Galactosidase A Therapy for Fabry Disease," which is the subject of RCT Project No. 0331-1523.

         SECTION 8.5. "INVENTORS" means Drs. David Calhoun and George Coppola.

         SECTION 8.6. "LICENSED PATENTS" means:

                  (a) United States Patent No. 5,179,023 and United States Patent Application No. 155,734 filed November 22, 1993;

                  (b) all U.S. divisional or continuation, in whole or in part, applications based on any of the foregoing;

                  (c) any and all issued and unexpired patents resulting from any of the applications described in Paragraph (a) or (b) above; and

                  (d) any and all U.S. issued and unexpired reissues, reexaminations, renewals or extensions that may be based on any of the patents described in Paragraphs (a) or (c) above.

         SECTION 8.7. "LICENSED PRODUCT" means a product the manufacture, USE, SALE, offer for SALE, or importation of which directly infringes, contributorily infringes or induces the infringement of a PATENT CLAIM.

         SECTION 8.8. "NDA" means a new drug application, a product license application, or other similar application to the FDA seeking approval to market and sell a new drug.

         SECTION 8.9. "NET SALES VALUE" of any product means the actual billings for the SALE or USE of a product less the deductions identified below.

         Subsection 8.9.1. DETERMINING ACTUAL BILLINGS. The billings used for calculating NET SALES VALUE of any LICENSED PRODUCT that Orphan, its AFFILIATE, or a SUBLICENSEE SELLS:

                  (a) To a third party that is not a SPECIAL PARTY, actual billings shall be Orphan's, its AFFILIATE's or SUBLICENSEE's billings, as the case may be;

                  (b) To a SPECIAL PARTY for subsequent SALE by such SPECIAL PARTY, actual billings shall be such SPECIAL PARTY's actual billings for such subsequent SALE; or

                  (c) To a SPECIAL PARTY for USE by such SPECIAL PARTY, actual billings shall be the billings that would result from a hypothetical arm's length SALE to a third party (that is not a SPECIAL PARTY) by Orphan, its AFFILIATE, or SUBLICENSEE as the case may be.

                  Subsection 8.9.2. ALLOWABLE DEDUCTIONS. When factually applicable, the following deductions may be deducted from actual billings as determined above:

                  (a) rebates, volume, quantity, trade or cash discounts, allowed and taken, in amounts customary in the trade;

                  (b) sales taxes and/or use taxes and/or duties imposed upon, and with specific reference to, particular SALES to the extent included in the amount of actual billings;

                  (c) amounts allowed or credited on returns, rejections or recalls, voluntary or otherwise (not exceeding the original billing); and

                  (d) charges for freight, freight allowances, and outbound transportation costs prepaid to the extent included in such actual billings.

No other allowance or deduction shall be made including without limitation allowances or deductions for any commissions or sales fees by whatever name known.

         SECTION 8.10. "PATENT CLAIM" means a valid claim in an unexpired LICENSED PATENT. A PATENT CLAIM shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. For the purposes of this Agreement, and especially for purposes of royalty determination and payment under ARTICLE II ("Financial Terms"), any claim being presented in a pending patent application shall be deemed to be the equivalent of a valid claim of an issued, unexpired patent and in consideration of RCT's agreement to grant a license under any patent issuing thereon earned royalties shall be payable in respect thereto as though it were a valid patent claim. If RCT files an amendment to the claims in any patent application within the LICENSED PATENTS that broadens the scope of any PATENT CLAIM as constituted on the Effective Date, or if RCT adds any new PATENT CLAIM to any LICENSED PATENT that is broader in scope than any PATENT CLAIM as constituted on the Effective Date, RCT shall promptly provide Orphan with a written copy of such amendment or new PATENT CLAIM. On or before the date sixty days after receiving such written copy, Orphan shall notify RCT if it elects not to extend the license granted under this Agreement to such new or amended PATENT CLAIM. If Orphan so elects, the license granted hereunder shall not include such PATENT CLAIM, even if the patent or patent application containing such PATENT CLAIM is designated as a LICENSED PATENT, and Orphan shall have no obligation to pay earned royalties on products that infringe only such PATENT CLAIM. If Orphan does not timely notify RCT of such election, Orphan shall be deemed to have elected to extend the license granted under this Agreement to such new or amended PATENT CLAIM.

         SECTION 8.11. "PERSON" means an individual or a corporation, partnership, trust, unincorporated organization, association, or any other entity, or a government, or any department or agency of a government.

         SECTION 8.12. "SELL" (and any noun form and conjugated verb form thereon shall mean to sell, or otherwise part with or dispose of, for value.

         SECTION 8.13. "SPECIAL PARTY" shall mean any one of Orphan, AFFILIATES of Orphan, SUBLICENSEES, AFFILIATES OF SUBLICENSEES, or any PERSON enjoying a special course of dealing with Orphan, AFFILIATES of Orphan, SUBLICENSEES, or AFFILIATES OF SUBLICENSEES. By way of example but not limitation, a "special course of dealing" includes co-marketing arrangements between Orphan and a third party wherein the third party may SELL LICENSED PRODUCTS, distribution arrangements with third parties in which Orphan or its AFFILIATE shares, directly or indirectly, in the proceeds from such distributor's SALES of LICENSED PRODUCT, supply contracts in which Orphan agrees with a third party to supply or manufacture LICENSED PRODUCTS for SALE by the third party under such third party's name or mark, arrangements under which a third party will SELL LICENSED PRODUCTS under a private labeling arrangement with Orphan, or barter arrangements in which Orphan exchanges LICENSED PRODUCTS for other products in kind. A distributor of LICENSED PRODUCTS under Orphan's name or mark shall not be considered a SPECIAL PARTY if neither Orphan nor its AFFILIATE shares, directly or indirectly, in the proceeds from such distributor's SALES of such LICENSED PRODUCT.

         SECTION 8.14. "SUBLICENSE" shall mean a sublicense under the LICENSED PATENTS granted under SECTION 1.4. "SUBLICENSEE" shall mean an third party, unrelated to Orphan, to which rights are granted under a SUBLICENSE. If Orphan is related to a third party to which rights granted under this Agreement are extended, such extension of rights shall not be considered a SUBLICENSE under
SECTION 1.4 but an extension to AFFILIATES under SECTION 1.3.

         SECTION 8.15. "TERMINATION DATE" shall be the date on which the U.S. LICENSED PATENT that has the latest expiration date expires, after accounting for any extensions of any LICENSED PATENTS. A patent shall be understood to expire at midnight of the date of its expiration.

         IN WITNESS WHEREOF, the parties hereto have each caused a duly authorized officer to sign this Agreement to be effective the Effective Date.

ORPHAN MEDICAL INC.                 RESEARCH CORPORATION




By: /s/ Bert Spilker                      By: /s/ Gary M. Munsinger
    -------------------------------          --------------------------------
Bertram Spilker, President                Gary M. Munsinger, President

Date: March 20, 1996                      Date: March 18, 1996
      -----------------------------             -----------------------------